Exhibit 10.21
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on November 1, 2018 and is effective as of November 5, 2018.
BY AND BETWEEN:    SONDER USA Inc., a corporation organized in the state of
Delaware;
(hereinafter referred to as “Sonder”)
AND:
Phil Rothenberg;
(hereinafter referred to as “Employee”)
WHEREAS Sonder is engaged in the business of providing leasing, sub-leasing and management services, as well as the franchising of management of apartments, flats, buildings and similar properties throughout the world, including but not limited to short term rentals, student housing, and hotel services (the “Sonder Business”); and
WHEREAS Sonder desires to employ Employee pursuant to the terms and conditions hereof, wherein Employee, in the course of Employee’s employment with Sonder, will become familiar with, and aware of, Sonder’s Proprietary Information (as hereinafter defined) and future business plans, all of which has been and will be established and maintained as confidential at great expense to Sonder and constitutes the valuable good will of Sonder.
NOW THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:
1.DEFINITIONS
Where used in this Agreement, unless the context or the subject matter is inconsistent therewith, the following terms shall have the meanings ascribed thereto, respectively:
“Agreement” shall have the meaning assigned thereto in the recitals. “Sonder Business” shall have the meaning assigned thereto in the recitals.
“Cause” means Employee’s: (i) material breach of this Agreement, which material breach is not remedied within three (3) days following written notice thereof; (ii) failure to comply with any lawful directive of Sonder’s President and/or board of directors; (iii) failure to adequately perform any of Employee’s material duties or responsibilities hereunder; (iv) willful dishonesty, fraud, misconduct or any conduct constituting or exhibiting moral turpitude or which adversely affects the operations or reputation of Sonder; (v) conviction of a felony or any criminal misdemeanor other than a minor traffic violation; (vi) chronic alcohol abuse or illegal drug use by Employee; and (vii) usurpation of any corporate opportunity of Sonder;
“Cessation Date” means the date of cessation of Employee’s employment with Sonder.
“Confidential Information” means information that is not generally known to the public, and from which Sonder may derive actual or potential economic value. Confidential Information includes, but is not limited to, sales and marketing information, customer information and lists of potential and actual customers (as well as information relating to its customers’ customers) and the terms of Sonder’s relationship therewith, training and operations materials and memoranda, pricing and financial information, accounts, information relating to the employees and/or affairs of Sonder, as well as any Sonder business plans and any information which should logically constitute Confidential Information, whether or not such information is marked “Confidential” by Sonder, and any other such information that does not rise to the level of a Trade Secret (as defined below). “Confidential Information” shall not include information that:
(i)becomes generally available to the public, other than as a result of disclosure by Employee;

(ii)becomes available to Employee on a nonconfidential basis from a source other than Sonder or any of its representatives or agents, provided that such source lawfully obtained such information and is not bound by any obligation of confidentiality; or
(iii)information which may be required to be disclosed in response to a valid order of a court of competent jurisdiction or the disclosure of which is otherwise required by law; provided however that Employee shall notify Sonder of any such required disclosure in order to afford Sonder an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, Employee may disclose such information without liability). Employee shall limit any such required disclosure solely to the information required.
“Effective Date” shall mean the effective date first referenced above.
“Intellectual Property” shall have the meaning ascribed thereto in section 6.1.
“Person” means any individual, firm, partnership, corporation (including not-for-profit), joint venture, unincorporated organization or association, trust, union, governmental entity, department or agency, or any other entity, business or organization of whatever nature.
“Proprietary Information” means, collectively, Trade Secrets and Confidential Information.
“Restricted Businesses” means (i) the Sonder Business, as well as any business, activity, product or service (collectively the “Activities”) in which Sonder engages or which Sonder offers its customers or potential customers, as applicable, during the Term, and (ii) in addition to the Activities, those activities that, on or prior to the Cessation Date, Sonder has formal plans to provide or engage in on or subsequent to the Cessation Date.
“Term” shall have the meaning ascribed thereto in section 5.1.
“Territory” means North America, as well as any area in which Sonder has plans, on or prior to the Cessation Date, to carry on the Sonder Business.
“Trade Secrets” means, collectively, (i) any scientific or technical information, design, process, procedure, formula or improvement or modification thereof, as applicable, that is secret and of value, (ii) patents and patent rights, and the subject matter thereof, (iii) trademarks, trade names, service marks, brand names, certification marks, trade dress and other indications of origin, whether registered or not, and the goodwill associated therewith, (iv) copyrights, whether registered or not, and the subject matter thereof, including computer programs, source codes, databases and the documentation therefor, (v) internet protocol addresses and domain names, whether or not used or currently in service, (vi) information including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, inventions, know-how, drawings, processes, source codes, algorithms, financial data, research and development work and all results derived therefrom, which Sonder takes reasonable efforts to protect from disclosure and from which Sonder derives actual or potential economic value due to its confidential nature, and (vii) registrations of, and applications to register any of the foregoing, and any renewal, extension, reissue, division, continuation, continuation in part, patent of addition, re-examination, derivation or modification thereof.
2.EMPLOYMENT AND DUTIES
2.1 Employment: Sonder hereby employs Employee in the capacity of General Counsel, effective as of the Effective Date, and Employee hereby accepts such employment, subject to the terms and conditions contained in this Agreement. Employee shall have such responsibilities, duties and authority as are reasonably accorded to and expected of an employee in the above-mentioned position as well as such other duties as may be delegated to Employee by the CEO & Co-Founder subsequent to the date hereof. Employee hereby agrees to devote his/her full working time, attention, and efforts to promote and further the business of Sonder.
2.2.Restrictions:

2.2.1Employee shall not, during the Term, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes, in any manner whatsoever, with Employee’s duties and responsibilities hereunder.
2.2.2Employee hereby acknowledges and agrees that under no circumstances shall Employee negotiate in the name of Sonder under any circumstances whatsoever or without first obtaining the prior written authorization from the CEO of Sonder who shall have final approval on any matter being so negotiated by Employee.
3.COMPENSATION
In consideration for the services to be provided by Employee to Sonder hereunder, Sonder shall compensate Employee as follows
3.1Base Salary: The base salary payable to Employee shall be USD $250,000 per year which salary shall be paid to Employee in accordance with Sonder’s standard payroll procedures.
3.2Employee Benefits Plans: Employee shall have the opportunity to participate in any collective benefit plans which may be established from time to time by Sonder for its employees, upon their respective terms and conditions. The foregoing shall not be construed as an obligation of Sonder to implement any such plans.
3.3Discretionary Time Off. Employee may take time off from work (for vacation, wellness, to care for another, etc.) at his/her reasonable discretion, provided that he/she coordinates such time off with, and obtains approval, from their direct manager in advance. During such time off, Employee will receive his/her regular base pay. Employee must ensure that he/she manages his/her time off in a manner that prioritizes work responsibilities while balancing personal needs and/or commitments. Employee is expected to meet deadlines, customer needs, and all job performance requirements, as well as coordinate coverage for his/her responsibilities during any period of absence. If extended time off in excess of five (5) consecutive business days is needed for a reason other than vacation, Employee will need to contact their direct manager. In that situation, appropriate Sonder management will need to approve the absence and determine whether (and to what extent) the absence will be paid or qualify as a leave of absence under the law or Sonder’s policies. Sonder encourages a minimum of 2 weeks vacation be taken per year, however employee will not be paid for unused discretionary time off at termination. Sonder intends for its time off benefits, and will interpret and apply its time off benefits, to comply with all national, state, and local laws.
3.4Stock Options: Sonder will recommend to its Board of Directors that Employee be granted the opportunity to purchase up to 507,000 shares of Common Stock of Sonder pursuant to the terms of Sonder’s employee stock option plan (as may be amended) (the “Plan”), at an exercise price of USD $2.14 per Share (the “Exercise Price”) , as determined by the Board of Directors on the date the Board approves such grant (the “Option”). The Option shall vest in accordance with the terms of the Plan, provided this Agreement is not sooner terminated pursuant to the terms hereof. However, the grant of the Option by Sonder is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Sonder. Further details on the Plan and any specific option grant to Employee will be provided upon approval of such grant by Sonder’s Board of Directors.
3.5Expenses: Sonder will reimburse Employee for reasonable, out-of-pocket expenses incurred thereby in the course of rendering Employee’s services and performing Employee’s duties hereunder, subject to Employee providing Sonder with such statements and vouchers in connection therewith.
4.NON-COMPETITION; CONFIDENTIALITY AND NONDISCLOSURE
4.1Non-Competition: Employee shall not, during the Term, for any reason whatsoever, whether directly or indirectly, individually, in partnership, jointly, on behalf of or in conjunction with any Person, engage or have any financial or other interest in, or be otherwise commercially involved as an employee, officer, director, shareholder, owner, partner, joint venturer, principal, agent, manager, independent contractor, consultant, advisor, sales representative, or in any other capacity whatsoever, in any of the Restricted Businesses within the Territory. Nothing in this section 4.1 shall be deemed to prohibit Employee from acquiring as a passive investment a maximum of five percent (5%) of the issued and outstanding capital stock, or any other interest, in any publicly traded company listed on any recognized stock exchange, the business of which is the same as, substantially similar to or is in competition with, a Restricted Business.
4.2Non-Solicitation: Employee shall not, at any time during the Term and for a period of two (2) years subsequent to the Cessation Date, whether directly or indirectly, individually, in partnership, jointly, on behalf of or in conjunction with any Person directly or indirectly solicit or otherwise entice away any employee or consultant of Sonder who is at that time, or who has been within six (6) months prior to the Cessation Date, an employee or consultant of Sonder.
4.3Confidentiality:
4.3.1Employee recognizes that during the Term, Employee will have access to Sonder’s Proprietary Information. Employee (and, in the case of the death of Employee, the representative of Employee’s estate) shall not, during the Term and subsequent to the Cessation Date, either directly or indirectly, in any capacity whatsoever, use, divulge, diffuse, sell, transfer, give, publish, reproduce, circulate or otherwise distribute to any Person, or otherwise make public, any such Proprietary Information. Notwithstanding the foregoing, Employee shall have the right to use the Proprietary Information for the purposes of fulfilling Employee’s duties hereunder; provided that Employee shall, at all times, take all necessary measures to prevent the disclosure or unauthorized use of such Proprietary Information. Nothing in this section or otherwise in this Agreement shall limit or restrict in any way Employee’s immunity from liability for disclosing Sonder Proprietary Information as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit A.
4.3.2All Proprietary Information shall be and remain the sole and exclusive property of Sonder. Upon cessation of Employee’s employment with Sonder, or upon written request from Sonder, Employee shall forthwith return to Sonder or destroy (and Employee shall certify such destruction in writing), all Proprietary Information and all embodiments thereof (including any copies or reproductions) in Employee’s direct or indirect possession.
4.4Remedy: Employee acknowledges and agrees that a breach of this article 4 may cause irreparable damage to Sonder for which monetary damages would be insufficient. Upon the occurrence of any such breach, Sonder shall, in addition to any and all other available remedies available thereto, be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain said breach.
5.TERM; CESSATION; RIGHTS ON CESSATION
5.1Term: The term of this Agreement shall be indefinite commencing on the Effective Date until this Agreement is terminated in accordance with the terms hereof (the “Term”). Notwithstanding the foregoing or anything to the contrary contained herein, Employee hereby acknowledges and agrees that the engagement of Employee by Sonder shall be on a preliminary basis for the initial three (3) months of the Term. Sonder shall have the right to terminate this Agreement and the employment of Employee, upon written notice, on or prior to the expiry of the said three (3) month period. Following any such termination, Sonder shall have no further obligations hereunder, Employee shall have no claims or recourse against Sonder in respect of such termination and the provisions of section 5.4 shall apply.

5.2Termination by Sonder: This Agreement may be terminated by Sonder as follows:
5.2.1without Cause, upon fourteen (14) days’ written notice;
5.2.2immediately, with Cause, upon written notice thereof;
5.2.3immediately, without notice, upon the death of Employee with no severance compensation due to Employee’s estate hereunder or otherwise; and
5.2.4at Sonder’s election, upon thirty (30) days’ notice to Employee, in the event Employee is unable to perform the essential functions of his/her position with or without reasonable accommodations.
5.3Termination by Employee: Employee may terminate this Agreement and Employee’s employment hereunder upon fourteen (14) days prior written notice. In the event Employee resigns from his/her Employment with Sonder, Employee shall have no right to any severance compensation or any other indemnity hereunder or otherwise; the only amounts to which Employee shall have a right shall be the compensation earned and all benefits and reimbursements accrued up to and including the Cessation Date as described in sub-section  5.4.1.
5.3.1. Notwithstanding the foregoing, in the event Employee resigns from his/her employment with Sonder and Sonder accepts Employee’s resignation and decides to terminate this Agreement prior to the expiry of the aforementioned fourteen (14) day period, Employee shall be entitled to receive the salary that was to be paid to Employee for the remainder of the fourteen (14) day period, the whole in addition to the compensation earned and all benefits and reimbursements accrued up to and including the Cessation Date as described in sub-section 5.4.1.
5.4Effect of Termination:
5.4.1Upon termination of this Agreement, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements accrued up to and including the Cessation Date.
5.4.2Subsequent to the Cessation Date:
5.4.2.1all benefits shall terminate in accordance with the terms of the applicable benefit plans; and
5.4.2.2the provisions of articles 4, 6 and 7 shall be continuing, absolute and unconditional and shall remain in full force and effect.
6.INTELLECTUAL PROPERTY RIGHTS
6.1Employee hereby agrees to assign, and does hereby irrevocably transfer and assign, to Sonder any and all of his/her beneficial right, title and interest in and to the patents, trademarks, trade or brand names, business names, copyrights and other elements of intellectual property (the “Intellectual Property”) of any kind developed or created by Employee (whether alone or in conjunction with any other Person) in connection with the Sonder Business, in connection with his/her employment with Sonder, or through the use of any Sonder equipment supplies, facilities, or trade secrets. Employee further waives any and all moral rights that he/she has in said Intellectual Property in favour of Sonder. Employee hereby agrees to assist Sonder, its attorneys and agents, upon demand, in the preparation and pursuit anywhere in the world of any application for registration of patent or any other rights resulting from such intellectual property. Employee understands that Intellectual Property will not include, and the provisions of this Agreement requiring the assignment of inventions to Sonder do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.

6.2Employee shall, immediately and completely, during the Term and thereafter, reveal and surrender to Sonder, free of any charge, any and all rights, title and interest in and to said Intellectual Property.
7.STATEMENT OF NON-OBLIGATION; INDEMNIFICATION
7.1Statement of Non-Obligation: Employee hereby represents and warrants that Employee is not a party to any agreement or under any other obligation to any Person, including any former employer, and that Employee does not have any other interest, which is inconsistent or in conflict with, or which would prevent, limit or impair the performance of any of Employee’s duties and obligations under this Agreement which Employee has not disclosed in writing to Sonder.
7.2Indemnification: Employee agrees to indemnify Sonder, as well as its directors, officers, shareholders and employees from and against any and all claims, judgments, fines, actions, suits, demands, charges, costs and expenses including but not limited to reasonable attorneys’ fees and expenses relating to, arising from, or in connection with:
7.2.1any actions by Employee outside the scope of Employee’s duties hereunder;
7.2.2any actions by Employee resulting in the claimed misappropriation or infringement of any Person’s intellectual property;
7.2.3any act or omission of Employee that constitutes negligence or willful misconduct and that impedes the effective or negates the effective transfer and assignment to, or the waiver of moral rights in favour of, Sonder with respect to any assigned Intellectual Property; or
7.2.4any breach by Employee of any oral or written agreement between Employee and any Person or any other duty owed by Employee to any Person.
8.MISCELLANEOUS
8.1Withholdings: Notwithstanding anything to the contrary contained herein, all payments required to be made by Sonder hereunder to Employee will be subject to applicable withholdings and payroll taxes and other deductions required by law.
8.2Independent Legal Advice; Satisfaction with Terms: Employee hereby acknowledges that Employee has had the opportunity to obtain independent legal advice with respect to entering into this Agreement, that Employee has obtained such independent legal advice or has expressly waived such advice, and that Employee is entering into this Agreement with full knowledge of the contents hereof, of Employee’s own free will and with full capacity and authority to do so. Employee acknowledges having read and understood the provisions hereof and is satisfied that they are necessary and reasonable.
8.3Assignment: This Agreement is personal to Employee and shall not be assignable thereby. Sonder may assign this Agreement without Employee’s consent.
8.4Entire Agreement: This Agreement contains the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereto.
8.5Severability: Subject to the terms hereof, the articles, sections and sub-sections hereof are and shall be deemed to be severable the one from the other. If any one or more of the articles, sections or sub-sections hereof shall be deemed or judged invalid, illegal or unenforceable, the remaining articles, sections and sub-sections shall not in any way be affected or impaired thereby.
8.6Headings: The use of headings are for reference purposes only and is not intended in any way to describe, interpret, define or limit the extent or intent of any article, section or sub-section.
8.7Waiver: No waiver of any term, provision or condition of this Agreement, whether express or implied, and whether by conduct or otherwise, in any one or more instances, shall be valid unless the same shall be in writing and any such valid written waiver shall not be construed as a further or continuing waiver beyond its express terms.
8.8Amendment: No modification or amendments to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto.
8.9Counterparts: This Agreement may be executed in counterparts at different times and in different places without the parties hereto being in each other’s presence. All executed copies of this Agreement constitute originals of one and the same Agreement.
8.10Governing Law: This Agreement shall be governed by the laws of California, applicable therein without regard to principles of conflict of law that would result in the application of the law of any other jurisdiction.
8.11Language: The parties hereto have requested that this Agreement and all court proceedings thereto related be drafted in English. Les parties aux présentes ont exigé à ce que ce contrat et toutes procédures judiciaires afférentes soient redigés en Anglais.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
SONDER USA Inc.

/s/ Martin Picard	/s/ Phil Rothenberg

Per: Martin Picard,	Per: Phil Rothenberg
VP Finance

Exhibit A
DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:
18 U.S. Code Section 1833 provides as follows:
Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Exhibit B
CALIFORNIA LABOR CODE 2870 NOTICE:
California Labor Code Section 2870 provides as follows:
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.